EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8, File Nos. 333-180476 and 333-190676 of West End Indiana Bancshares, Inc. of our report dated March 29, 2019, on our audits of the consolidated financial statements of West End Indiana Bancshares, Inc. as of and for the years ended December 31, 2018 and 2017, which report is included in the Annual Report on Form 10-K of West End Indiana Bancshares, Inc. for the year ended December 31, 2018.

BKD, llp

Indianapolis, Indiana

March 29, 2019